EXHIBIT 99.1

Bio Lab Naturals, Inc. a Delaware corporation, (BLAB:OTC) Addresses a Yahoo Press Release containing Information that was not Applicable to the Company

For Immediate Release:  Bio Lab Naturals, Inc., a Delaware corporation, "BLAB" (OTCQB) based in Denver, Colorado wishes to clear up any confusion as to a news release dated January 6, 2020, that appears on Yahoo Finance on the quote page for Bio Lab Naturals, Inc. ("BLAB" OTC).  That news release related to a proposed transaction between Canavation, Inc. of Tampa, Florida, and Bio Lab Naturals, Inc. a Florida corporation, which is unrelated to the Delaware corporation, and neither company is in the same business. The Company did not submit the press release and had no knowledge that it had been released.  The entry on Yahoo Finance is in error and the company has requested that Yahoo Finance delete the entry, because it has nothing to do with Bio Lab Naturals, Inc. of Delaware, however, there has been no response from Yahoo.

About Bio Lab Naturals, Inc.

Our stock trades on OTC Markets under the symbol "BLAB". Operating primarily through our subsidiary, Prime Time Live, Inc., is a Denver, CO based company that specializes in providing clients with high resolution mobile LED screens for entertainment, corporate, civic and sporting events. Our main operations are derived from our 30' x 18' LED mobile video display. This display is mounted in a 53 ft. trailer with an accompanying MQ Whisper Watt generator that can power the LED screen for 50 hours, and therefore, provides our clients with true portability. We also have an 8' x 5' mobile LED screen that is towed by a mid-size SUV. The 30' x 18' screen has a lifetime use of 50,000 hours of which 2,500 hours have been used and the 8' x 5' mobile LED screen is new with no hours.